UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   January 2, 2015

PLASTIC2OIL, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	90-0822950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 Iroquois Street Niagara Falls, NY		14303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (716) 278-0015

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 2, 2015, Plastic2Oil, Inc. (the “Company”) entered into four related agreements with EcoNavigation, LLC (“EcoNavigation”) in connection with the supply of plastic-to-oil, or P2O, processors by the Company to EcoNavigation, and the Company’s related license of certain P2O technologies, supply of catalyst materials and provision of maintenance and other services. The obligation of EcoNavigation to purchase any P2O processors and to perform its other obligations under the agreements are contingent upon successful completion of a pilot program and other contingencies described elsewhere in this Item 1.01. The four agreements, which are described in more detail below, are: (i) an Equipment Supply Contract; (ii) a Technology License and Referral Agreement; (iii) a Catalyst Supply Agreement; and (iv) a Monitoring, Maintenance, Repair and Upgrade Agreement (collectively, the “Processor Agreements”).

In executing the Processor Agreements, EcoNavigation and the Company establish the Company as the exclusive supplier of processing equipment to be used by EcoNavigation, which is engaged in the business of processing plastic feedstock for the purpose of creating fuel. However, the Company may sell its processors or may enter into licensing agreements with other companies in the future, insofar as the Processor Agreements are not exclusive as to the Company.

Equipment Supply Contract

The Equipment Supply Contract provides for the purchase of P2O processors by EcoNavigation from the Company. Assuming the satisfaction of the contingencies described below, EcoNavigation will purchase a minimum of six processors within three years from the execution of this Contract. Further, not less than two processors, and up to four processors, may be ordered by EcoNavigation as part of its initial order (“Initial Order”). The amount to be paid by EcoNavigation to the Company under the Initial Order will be between $5 million and $10 million, depending on the number of processors ordered.

Technology License and Referral Agreement

The Technology License and Referral Agreement provides that the Company will grant EcoNavigation a non-exclusive license in the United States for a twenty-year term to use and apply certain technology owned by the Company for the processing of plastic feedstock using the processors purchased by EcoNavigation from the Company pursuant to the Equipment Supply Contract. In exchange for the license granted, the Company will receive a monthly royalty equal to five percent of the gross revenues from sales by EcoNavigation of fuel and other byproducts generated by the processors. This Agreement also provides for an escrow of certain know-how related to the catalyst, which will be automatically licensed to EcoNavigation in the event of certain failures by the Company to meet its obligations under the Catalyst Supply Agreement so that EcoNavigation may seek an alternate catalyst supplier until the failure is remedied.

Catalyst Supply Agreement

The Catalyst Supply Agreement provides that, for the same term as the Technology License and Referral Agreement, the Company will supply the catalyst needed by EcoNavigation for all processors purchased from the Company. EcoNavigation will pay the Company $0.50 per pound for the catalyst, subject to Consumer Price Index adjustments.

Monitoring, Maintenance, Repair and Upgrade Agreement

The Monitoring, Maintenance, Repair and Upgrade Agreement provides that, for twenty years from the operational commencement of the last processor supplied to EcoNavigation, the Company will perform monitoring, special maintenance, and upgrades in connection with the processors purchased by EcoNavigation. EcoNavigation will pay for parts and labor in accordance with a schedule set forth in the Agreement.

EcoNavigation has the right to terminate each of the Processor Agreements upon either of the following events: (i) if EcoNavigation does not accept the results of a pilot test program to be performed within the first 120 days of the execution date (“Pilot Program”); or (ii) EcoNavigation does not obtain adequate funding for the Pilot Program, or the Initial Processor Order and/or lacks adequate working capital. In addition, the Processor Agreements contain certain customary termination rights, including without limitation, upon a material breach of one or more of the Processor Agreements or upon the other party’s bankruptcy or insolvency. A termination of any one of the Processor Agreements triggers a termination of the other Processor Agreements.

The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Processor Agreements. The omitted material will be included in the request for confidential treatment.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Processor Agreements, redacted copies of which will be attached as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Termination of Employment Agreement

On January 2, 2015, John Bordynuik resigned from his position as the Company’s Chief of Technology and the employment agreement between the Company and Mr. Bordynuik’s, dated May 15, 2012, was terminated. The Company anticipates that Mr. Bordynuik will continue to provide services to the Company on a consulting basis. The Company and Mr. Bordynuik are presently in discussions regarding the consulting terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Plastic2Oil, Inc.

January 8, 2015	By:	/s/ Rahoul Banerjea
	Name:	Rahoul Banerjea
	Title:	Chief Financial Officer